EXHIBIT 7- CONSENT OF INDEPENDENT ACCOUNTANT

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the use of our report, dated December 21, 2001, on the annual financial statements and financial highlights of The Noah Fund Large Growth Portfolio, a series of The Noah Investment Group, Inc., which is incorporated by reference to Annual Report in Part B in Post Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 11 under the Investment Company Act of 1940 and included in the Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Accountants" in the Statement of Additional Information.


Abington, Pennsylvania                  /s/ Sanville & Company
________________, 2002                  Certified Public Accountants